                                                                 EXECUTION COPY

                          OPTICARE HEALTH SYSTEMS, INC.

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into as of
October 6, 2004 (the "Effective Date"), by and between OptiCare Health Systems,
Inc. (along with its successors and assigns, the "Company") and Christopher J.
Walls ("Executive").

         WHEREAS, the Company entered into a letter agreement with Executive dated February 18, 2002 (the "Prior Agreement") concerning the terms of
Executive's employment with the Company, and the parties desire to amend the terms of Executive's employment with the Company.

           NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and
Executive hereby agree to amend and restate the Prior Agreement as follows:

           1. Duties and Scope of Employment.
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           (a) Position and Duties. As of the Effective Date, Executive will serve as Chief Administrative Officer of the Company ("CAO"). Executive will render such business and professional services in the performance of Executive's duties consistent with Executive's position as CAO and as reasonably assigned to
Executive by the Chief Executive Officer of the Company ("CEO") and the Board of
Directors of the Company (the "Board").

           (b) Obligations. During the Employment Term, Executive will devote his full business efforts and time to the Company. For the duration of the
Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board, which approval will not be unreasonably withheld; provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational or charitable organization, subject to Executive's obligations described in Section
6 herein.

           2. Employment Term. The term of the Agreement commences on the
Effective Date and continues until otherwise terminated by the Company or
Executive (the "Employment Term"). Executive or the Company may terminate
Executive's employment at any time, with or without Cause (as defined in Section
4 of the Agreement), subject to the severance obligations described in Section 4 of the Agreement, except the Company or Executive (as the case may be) must provide the other with at least thirty (30) days advance written notice, with such notice requirement waivable by the Company, in its discretion, in the event of a termination of Executive with Cause.

3. Compensation.
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           (a) Base Salary. Commencing on the Effective Date, the Company will pay Executive as compensation for Executive's services hereunder an annualized salary equal to $240,000.00 (less customary withholdings and authorized deductions), which amount shall be reviewed on December 31, 2004 and annually thereafter by the Board in good faith (the "Base Salary"). Notwithstanding the forgoing, if Executive is appointed to another position with the Company, then the Board and Executive shall determine reasonably and in good faith (i) whether an adjustment in Base Salary consistent with the change is warranted and (ii)
the terms of such adjustment. The Base Salary will be paid in accordance with the Company's normal payroll practices.

           (b) Annual Bonus. For each fiscal year of the Company during the
Employment Term, Executive will be eligible to receive an annual on target performance bonus in an amount, and in accordance with performance measures, to be established jointly by Executive and the Board prior to the beginning of each such fiscal year and consistent with the current Management Incentive
Compensation Plan at the Corporate Executive level (the "Annual Bonus"), provided however, for the fiscal year ending December 31, 2004, the Annual Bonus shall be $46,000. The Annual Bonus shall be paid to Executive when annual bonuses are typically paid to senior executives of the Company, in accordance with normal payroll practices.

           (c) Signing Bonus. On the Effective Date, Executive will be entitled to a one-time signing bonus of $9,500.00 (less customary withholdings and authorized deductions), to be paid to Executive within five business days of the
Effective Date.

          (d) Success Bonus. Executive is entitled to a one-time success bonus of $10,000 (less customary withholdings and authorized deductions) to reward him for the successful closing of the CC Systems transaction, such bonus to be paid to Executive when annual bonuses are typically paid to senior executives of the
Company, in accordance with normal payroll practices.

           (e) Additional Success Bonus. In addition to the bonus payments described in Sections 3(b)-(d) of this Agreement, Executive shall receive a bonus payment of $20,000 when the Company generates $2,500,000 of non-operating cash that may be used for the repayment of Company debt (the "Success Bonus
Trigger"), such bonus to be paid to Executive when annual bonuses are typically paid to senior executives of the Company, in accordance with normal payroll practices.

           (f) Equity Compensation. In consideration of the agreements and covenants made under this Agreement, and simultaneously with the execution and delivery of this Agreement, Executive and the Company shall grant to Executive an incentive stock option to the maximum amount permitted under current regulations to purchase up to an aggregate of 500,000 shares of the Company's
Common Stock, par value $0.01 per share (the "Common Stock") at an exercise price equal to the fair market value per share as of the date of grant (the
"Options"). The terms of each Option shall be set forth in a stock option agreement, substantially in the form attached hereto as

Exhibit A (an "Option Agreement"). Vesting of the Options shall be as follows:
(i) the Option to purchase 250,000 shares of Common Stock shall vest over four years from its date of grant, with 25% of the total number of shares underlying that portion of the Option becoming exercisable on each anniversary of the date of grant, until fully vested, and (ii) the remaining Option to purchase 250,000 shares of Common Stock shall vest over four years from the date of the Success
Bonus Trigger, with 25% of the total number of shares underlying that portion of the Option becoming exercisable on each anniversary of the Success Bonus
Trigger, until fully vested; notwithstanding the foregoing, if the Success Bonus
Trigger does not occur on or before March 31, 2005, the Option to purchase
250,000 shares of Common Stock that would otherwise have begun vesting on the date of the Success Bonus Trigger shall be forfeited, and Executive shall have no further rights thereto. The Options shall be subject to the terms and conditions of the Company's 2002 Amended and Restated Stock Incentive Plan.

           (g) Vacation; Employee Benefits; Fringe Benefits. During each year of the Employment Term, Executive will be entitled to (4) weeks paid vacation, and any unused vacation may be carried over by Executive for use in future years of the Employment Term. During the Employment Term, Executive will be entitled to participate in the employee benefit plans and fringe benefit plans currently and/or hereafter maintained by the Company that are generally applicable to other senior executive(s) of the Company. In no way limiting the foregoing,
Executive shall be eligible to receive (i) fully paid health insurance premiums,
(ii) a $500 monthly car allowance, and (iii) life insurance benefits in an amount equal to one times Executive's Base Salary. Notwithstanding anything contained herein to the contrary, the Company reserves the right to modify, amend or terminate any Company-sponsored employee benefit program.

           (h) Reimbursement of Expenses. The Company will reimburse Executive for all ordinary and reasonable out-of-pocket business expenses that are incurred by Executive in furtherance of the Company's business in accordance with the Company's policies with respect thereto as in effect from time to time.
In addition, in the event that the Company requests Executive to relocate during the Employment Term, the Company shall reimburse Executive for all reasonable relocation expenses in connection with such move.

           4. Severance. Upon termination of Executive's employment for any reason, Executive shall receive payment of (i) Executive's Base Salary, as then in effect, through the date of termination of employment (the "Termination
Date"), and (ii) all accrued vacation, expense reimbursements and any other benefits (other than severance benefits, except as provided below) due to
Executive through the Termination Date in accordance with established Company plans and policies or applicable law (the "Accrued Obligations"). In addition, the following shall apply:

           (a) Termination by Company other than for Cause. If
Executive's employment with the Company is terminated by the Company for any reason other than Cause, death or Disability, Executive shall become entitled to: (i) salary continuation of the Base Salary (less customary withholdings and authorized deductions) for a period of six (6) months (the "Severance Period"), payable in accordance with the Company's normal payroll practices; (ii)
continued payment by the

Company of the group medical, dental and vision (if applicable) coverage premiums or fees for Executive and Executive's eligible dependents during the
Severance Period as an "active employee" under the Company's group health plans, as then in effect; (iii) the immediate full vesting on the Termination Date of the Options; and (iv) the right to exercise Executive's outstanding options for up to one year following the Termination Date.

           (b) Termination by Executive, by Company for Cause or upon Death or
Disability. If Executive's employment with the Company is terminated by
Executive for any reason, by the Company for Cause, or due to Executive's death or Disability, then Executive will receive payment of the Accrued Obligations, but Executive shall not be entitled to any other compensation or benefits from the Company, except to the extent provided under any applicable stock option, restricted stock or other similar agreement(s), Company benefit plans or as may be required by law (for example, under COBRA).

           (c) Cause. For purposes of this Agreement, "Cause" means: (i)
Executive's commission of a felony (other than through vicarious liability);
(ii) Executive's material disloyalty or dishonesty to the Company; (iii) the commission by Executive of an act of fraud, embezzlement or misappropriation of funds; (iv) Executive's refusal to carry out a reasonable lawful written directive from the Board; or (v) a material breach by Executive of any provision of the Agreement, which breach is not cured within 30 days after the Board provides Executive written notice of the breach. Any determination of Cause will be made by two-thirds of the Board voting on such determination.

           (d) Disability. For purposes of this Agreement, "Disability" means the inability of Executive to perform the principal functions of Executive's duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least ninety (90) consecutive days, or one-hundred eighty (180) days in the aggregate during any fiscal year of the Company. Whether Executive has a Disability will be determined by two-thirds of the Board based on evidence provided by one or more physicians selected by the Board.

           5. Change of Control. Notwithstanding any provision to the contrary under the Agreement, unless waived by Executive, in the event of a Change of
Control (as defined below) during the Employment Term, the Options shall become fully vested. For purposes of this Agreement, a "Change of Control" shall occur upon: (i) any person, entity or affiliated group, other than Palisade Capital
Equity Partnership, L.P. or its affiliates, becoming the beneficial owner or owners of more than fifty percent (50%) of the outstanding equity securities of the Company, or otherwise becoming entitled to vote more than fifty percent
(50%) of the voting power of the Company; (ii) a consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company's equity securities immediately prior to such transaction or series of related transactions would not be the holders immediately after such transaction or series of related transactions of more than fifty percent (50%) of the voting power of the entity surviving such transaction or series of related transactions; (iii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the

assets of the Company; (iv) the dissolution or liquidation of the Company; or
(v) any person other than Dean J. Yimoyines, M.D. being appointed Chief
Executive Officer of the Company;

           6. Restrictions. Upon execution of this Agreement, Executive shall enter into the Company's standard confidentiality AGREEMENT.

           7. Benefit; Assignment. The Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of
Executive upon Executive's death and (b) any successor of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to the Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive's right to compensation or other benefits will be null and void.

           8. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

         If to the Company:

         OptiCare Health Systems, Inc.
         87 Grandview Avenue
         Waterbury, CT 06708

         Attn: Chairman of the Board of Directors

         with a copy to:

         Michael L. Fantozzi, Esq.
         Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
         One Financial Center
         Boston, MA 02111

         If to Executive:

         At Executive's home residence as set forth in the Company's personnel records

           9. Severability. The parties intend this Agreement to be enforced as written. However, if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or

unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

           10. Supersedure. The Agreement supersedes and replaces any and all prior agreements and understandings whether written or oral between Executive and the
Company concerning the subject matter herein, including without limitation the
Prior Agreement.

           11. Dispute Resolution. Executive and the Company agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with the Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, will be settled by arbitration to be held in Connecticut, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration
Association. The decision of the arbitrator(s) will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The Company will pay the direct costs and expenses of the arbitration. The Company and Executive each will separately pay their respective counsel fees and expenses. All other disputes shall be resolved by a court of competent jurisdiction in Connecticut.

           12. No Oral Modification, Cancellation or Discharge. The Agreement
may be amended or terminated only in writing signed by Executive and the
Company.

           13. Withholding. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under the Agreement the full amount of any applicable withholding taxes.

           14. Governing Law. The Agreement will be governed by the laws of
Connecticut without respect to conflict of laws principles.

           15. Acknowledgment. Executive represents and warrants that employment under this Agreement will not conflict with any legal duty owed by
Executive to any other party, or with any agreement to which Executive is a party or by which Executive is bound, including, without limitation, any non-competition or non-solicitation provision contained in any such agreement.
Executive will indemnify and hold harmless the Company and its officers, directors, security holders, partners, members, employees, agents and representatives against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty. Executive further acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from
Executive's private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of the Agreement, and is knowingly and voluntarily entering into the Agreement.

           16. Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                                 OPTICARE HEALTH SYSTEMS, INC.

                                                 By: /s/ Dean J. Yimoyines
                                                     ---------------------------
                                                 Name:  Dean J. Yimoyines, M.D.
                                                 Title:  Chief Executive Officer

                                                 EXECUTIVE

                                                 /s/ Christopher J. Walls
                                                 -------------------------------
                                                 Christopher J. Walls